NEWS RELEASE for February 9, 2012 at 8:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER
AND FISCAL YEAR 2011

BURLINGTON, MA (February 9, 2012)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Year-Over-Year Financial Highlights Include:

•	Total revenues of $23.0 million, up 40%

•	Segment professional product revenues of $13.4 million, up 26%

•	North America professional product revenues of $8.4 million, up 32%

•	International professional product revenues of $5.0 million, up 18%

•	Segment consumer product revenues of $3.5 million. A majority of the 2011 consumer revenues were deferred until this quarter.

•	Professional product revenues gross margin of 58%

•	Consumer product revenues gross margin of 10%

•	Loss before taxes of $1.8 million compared to 2010 loss before taxes of $2.4 million

•	Net loss of $1.9 million or $0.10 per share compared to 2010 net loss of $2.6 million or $0.14 per share

•	Cash and investments portfolio of $109.1 million

Year 2011 Year-Over-Year Financial Highlights Include:

•
Total revenues of $103.4 million, which includes $29.8 million in royalty revenues as a result of the patent litigation settlement with Candela and Syneron.  Excluding the patent litigation settlement, total revenues were $73.7 million, up 16%.

•	Segment professional product revenues of $44.4 million, up 16%

•	North America professional product revenues of $24.5 million, up 19%

•	International professional product revenues of $19.9 million, up 13%

•	Segment consumer product revenues of $3.6 million

•	Professional product revenues gross margin of 59%

•	Consumer product revenues gross margin of 8%

•
Income before taxes of $11.5 million compared to 2010 loss before taxes of $8.5 million.  Our 2011 income before taxes includes the following results of the patent litigation settlement with Candela and Syneron:

•	$18.7 million of net royalty revenues

•	$6.6 million in partial legal reimbursement

•	$0.7 million of net interest income

•	Net income of $7.4 million or $0.39 per diluted share compared to 2010 net loss of $8.8 million or $0.47 per share

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Chief Executive Officer Joseph P. Caruso commented, “We were very pleased with the growth of our professional business as we continue to expand and make key investments in all areas.  This quarter was the ninth consecutive quarter of product revenue growth year over year.  The fourth quarter was the first quarter of full shipments to North America and some other parts of the world for our newest flagship platform, the Palomar Icon™ Aesthetic System. The majority of our sales in the fourth quarter were Icon systems. This product introduction follows our strategy last quarter when we established key luminary and reference sites. We are still in the registration process for many countries and will continue to sell the popular StarLux 500® system until all registrations are complete. This new platform is the next generation of aesthetic systems with melanin detection technology, high peak powers, state of the art cooling, built-in calibration, and an intuitive user interface to provide fast treatments with excellent outcomes and user experience. It also provides our customer base with an excellent upgrade path. We also expanded our distribution of the Acleara system for treating acne and the Adivive fat transfer system outside the United States. Our strategy is to sell these new products at attractive price points to expand our customer base and cross sell our full line of laser and light-based aesthetic systems. Physician feedback for all our new products is very positive. These new systems provide our sales force with the right product offerings for the current economic environment. We are happy with the significant progress we made in expanding globally with our new offices in Germany and Spain. We believe these new offices will be leading contributors for our future growth.”

Mr. Caruso continued, “Our consumer products strategy is moving along according to plan. The PaloVia® Skin Renewing Laser® started shipping to select channels early last year in the United States. We continue to gain valuable knowledge of the market and collect feedback from the retail channel and our consumers. We will host a separate webcast to discuss our progress in addressing the emerging consumer products market shortly after our quarterly financial call later today. This new category of light-based aesthetic products could provide us with access to a base of consumers that have never been exposed to our professional products or technology.”

Mr. Caruso further commented, “Our intellectual property strategy also continues to pay off as we collect royalties from our competitors and increase our cash reserves with settlements like the one with Candela and Syneron in the third quarter of 2011.  The settlement of $31.0 million netted Palomar $26.0 million in cash. We will continue to enforce our valuable patent portfolio.”

Professional and consumer segment results for the three and twelve months ended December 31, 2011 and 2010 are as follows:

	For the three months ended December 31,
	2011			2010
	Professional	Consumer	Total	Professional	Consumer	Total

Revenues	$19,412,649	$3,549,543	$22,962,192	$16,358,868	$-	$16,358,868
Cost of revenues	7,429,748	3,204,586	10,634,334	5,492,825	135,737	5,628,562
Gross profit (loss)	11,982,901	344,957	12,327,858	10,866,043	(135,737)	10,730,306
Operating expenses	13,010,901	1,060,241	14,071,142	11,481,701	1,812,097	13,293,798
Loss from operations	$(1,028,000)	$(715,284)	$(1,743,284)	$(615,658)	$(1,947,834)	$(2,563,492)

	For the year ended December 31,
	2011			2010
	Professional	Consumer	Total	Professional	Consumer	Total

Revenues	$99,882,758	$3,554,110	$103,436,868	$63,720,885	$-	$63,720,885
Cost of revenues	25,016,506	3,267,165	28,283,671	20,396,505	135,737	20,532,242
Gross profit (loss)	74,866,252	286,945	75,153,197	43,324,380	(135,737)	43,188,643
Operating expenses	60,821,881	3,593,634	64,415,515	44,621,129	7,759,099	52,380,228
Income (loss) from operations	$14,044,371	$(3,306,689)	$10,737,682	$(1,296,749)	$(7,894,836)	$(9,191,585)

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Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (877) 703-6107 or listen to the webcast in the About Palomar/Investors section of the Company’s website at palomarmedical.com. A webcast replay will also be available.

Palomar will also host a live webcast, including a slide presentation, to update analysts and investors on the PaloVia® Skin Renewing Laser® today at 1:30 PM Eastern Time. If you would like to participate, please visit the About Palomar/Investors section of the Company’s website at palomarmedical.com.

About Palomar Medical Technologies, Inc: Palomar designs, produces and sells the most advanced cosmetic lasers and intense pulsed light (IPL) systems to dramatically improve the appearance of women's and men's skin.  For over 15 years, Palomar has pioneered the science of using lasers and light to improve appearances. As the industry's technology leader, Palomar has invested in creating cosmetic laser and IPL systems that put real value in the hands of physicians and other professionals to benefit consumers.  Thousands of physicians worldwide trust and depend on Palomar technology to not only introduce new aesthetic treatments such as advanced laser hair removal, laser liposuction, skin resurfacing, acne, laser treatments for scars, wrinkle treatment, stretch marks (striae), and photofacials for pigmented and vascular lesions, but to also make them robust, faster, more powerful, and more comfortable for those being treated.  In June 2009, Palomar became the first company to receive a 510(k) over-the-counter (“OTC”) clearance from the FDA for a new, patented, home-use, laser device for the treatment of fine lines and wrinkles around the eyes (periorbital wrinkles). This OTC clearance allows the PaloVia® Skin Renewing Laser® to be marketed and sold directly to consumers without a prescription.

For more information on Palomar and its products, visit Palomar’s website at palomarmedical.com for professional products or palovia.com for consumer products. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the About Palomar/Investors section of the website.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2010 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Professional product revenues	$13,418,910	$10,613,291	$44,428,810	$38,268,682
Consumer product revenues	3,549,543	-	3,554,110	-
Service revenues	3,945,713	3,736,119	15,134,438	15,248,418
Royalty revenues	1,492,470	1,453,902	38,097,285	5,898,229
Other revenues	555,556	555,556	2,222,225	4,305,556
Total revenues	22,962,192	16,358,868	103,436,868	63,720,885

Costs and expenses:
Cost of professional product revenues	5,604,458	3,977,989	18,178,369	14,561,230
Cost of consumer product revenues	3,204,586	135,737	3,267,165	135,737
Cost of service revenues	1,825,290	1,514,836	6,838,137	5,835,275
Cost of royalty revenues	596,987	581,561	14,419,660	2,359,292
Research and development	3,844,748	4,137,054	15,644,338	15,457,745
Selling and marketing	7,052,368	5,604,927	25,623,587	20,013,369
General and administrative	2,577,039	2,970,256	8,727,930	14,549,822
Total costs and expenses	24,705,476	18,922,360	92,699,186	72,912,470

(Loss) income from operations	(1,743,284)	(2,563,492)	10,737,682	(9,191,585)

Interest income	81,560	111,833	1,095,536	421,580
Other (loss) income	(125,932)	84,722	(298,826)	297,644

(Loss) income before income taxes	(1,787,656)	(2,366,937)	11,534,392	(8,472,361)

Provision for income taxes	148,986	185,139	4,105,963	302,595

Net (loss) income	$(1,936,642)	$(2,552,076)	$7,428,429	$(8,774,956)

Net (loss) income per share:
Basic	$(0.10)	$(0.14)	$0.40	$(0.47)
Diluted	$(0.10)	$(0.14)	$0.39	$(0.47)

Weighted average shares outstanding:
Basic	18,729,653	18,574,369	18,695,612	18,548,548
Diluted	18,729,653	18,574,369	18,942,016	18,548,548

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Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$87,817,176	$89,116,325
Accounts receivable, net	9,853,682	5,349,835
Inventories	21,175,754	13,021,272
Other current assets	999,919	855,014
Total current assets	119,846,531	108,342,446

Marketable securities and other investments	21,268,777	13,850,197

Property and equipment, net	36,713,578	37,165,306

Other assets	232,594	219,554

Total assets	$178,061,480	$159,577,503

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$3,476,030	$2,293,096
Accrued liabilities	12,437,921	10,742,581
Deferred revenue	4,423,980	4,394,081
Total current liabilities	20,337,931	17,429,758

Accrued income taxes	3,082,356	2,854,077

Total liabilities	$23,420,287	$20,283,835

Stockholders’ equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	-	-
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued and Outstanding- 19,573,244 and 18,925,549 shares, respectively	195,733	189,256
Additional paid-in capital	219,062,043	211,376,381
Accumulated other comprehensive loss	(263,849)	(490,806)
Accumulated deficit	(64,352,734)	(71,781,163)
Total stockholders’ equity	$154,641,193	$139,293,668

Total liabilities and stockholders’ equity	$178,061,480	$159,577,503
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